Exhibit 99.(e)(2)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of October 4, 2023 by and between The 2023 ETF Series Trust II and Foreside Fund Services, LLC (together, the “Parties”) is effective as of October 10, 2024.

WHEREAS, the Parties desire to amend the Exhibit A of the Agreement to reflect an updated funds list.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the Exhibit A attached hereto.

3.       Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

THE 2023 ETF SERIES TRUST II		FORESIDE FUND SERVICES, LLC

By:	/s/ Trent Statzcar	By:	/s/ Teresa Cowan
Name:	Trent Statzcar	Name:	Teresa Cowan
Title:	President	Title:	President
Date:	October 10, 2024	Date:	October 10, 2024

EXHIBIT A

GMO U.S. Quality ETF

GMO International Quality ETF

GMO International Value ETF

GMO U.S. Value ETF

GMO Beyond China ETF

GMO Systematic Investment Grade Credit ETF